Exhibit 99.1

eBay Inc.

News Release

Contacts: Press Hotline Kathy Chui

press@ebay.com katchui@ebay.com

(408) 218-9257

eBay Announces Marketplaces Management Change

San Jose, Calif. - September 21, 2010 - eBay Inc. (NASDAQ: EBAY) today announced that Lorrie Norrington, president of eBay Marketplaces, will be leaving the company for personal family reasons. While the company conducts an external search for her successor, the global Marketplaces management team will report to eBay Inc. President and CEO John Donahoe.

"Lorrie has led eBay Marketplaces through significant fundamental change as we drive a multiyear turnaround strategy to enhance the shopping experience for buyers and sellers and evolve eBay as a global ecommerce and mobile commerce leader," said eBay Inc. President and CEO John Donahoe. "For personal family reasons, Lorrie made a decision to do what's best for eBay and for her family, and I respect that. I wish her the very best and thank her for many contributions to our company and our nearly 92 million active eBay users."

Norrington has led eBay Marketplaces since July 2008 and has been with the company since 2005. As president of eBay Marketplaces, Norrington has overseen substantial improvements to eBay's experience for buyers and sellers, including search and site technology enhancements that make it easier to shop across eBay's vast selection of more than 200 million live product listings. Improvements include:

  For sellers, pricing changes have significantly lowered upfront selling costs and better aligned eBay's success with that of its sellers.
  For buyers, eBay launched features that make it easy to identify top-rated sellers, creating a more trusted shopping experience, and benefits such as free shipping have increased dramatically. And eBay's Daily Deals feature offers buyers significant discounts on select merchandise across a broad range of categories.
  Earlier this year, eBay Buyer Protection was launched in the US and UK, which covers a buyer's purchase price plus original shipping cost if an item is not received or is not as described by the seller.
  eBay Fashion also was launched this year, creating a more unique, compelling and visual shopping experience for clothing, shoes and accessories - one of eBay's biggest categories, generating more than $5.45 billion in merchandise volume in 2009. Part of eBay Fashion, eBay's Fashion Vault feature regularly offers deep discounts on brand-name clothing, shoes and accessories.
  eBay also has emerged as a clear leader in mobile commerce, expecting to generate more than $1.5 billion in merchandise volume this year.

These changes reflect eBay's strategic priorities to position the Marketplaces business as a continued global leader in ecommerce and mobile commerce, with competitive strength as the largest online marketplace for "off-price" new and pre-owned merchandise. Those priorities support the company's broader goals to become a more customer-driven and technology-driven company, with an increased commitment to innovation and a focus on operating efficiency.

In addition to announcing this management change, the company said it expects its third quarter 2010 results to be near the high end of the guidance provided on July 21. The company expects to report third quarter 2010 results on October 20.

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About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) connects millions of buyers and sellers globally on a daily basis through eBay, the world's largest online marketplace, and PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the third quarter 2010, the focus of the Marketplaces business unit going forward and future growth in the Marketplaces business. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the further impact of the credit crisis and the sovereign debt crisis in Europe, continued or worsening economic downturn and other changes in political, business and economic conditions, including any conditions that affect consumer confidence or ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company's need to increasingly achieve growth from its existing users, particularly in its more established markets; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related, and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and grow its open platform initiative; the company's ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations web site at http://investor.ebayinc.com or the SEC's web site at www.sec.gov.

Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.